Exhibit 99.1

Ocera Reports First Quarter Financial Results

PALO ALTO, Calif., May 8, 2014 — Ocera Therapeutics, Inc. (Nasdaq:OCRX), a biopharmaceutical company focused on innovative therapeutics for orphan liver disease, announced today its financial results for the first quarter ended March 31, 2014. Net loss for the period was $4.1 million, including net loss from continuing operations of $5.2 million offset by a $1.1 million net income from discontinued operations, compared to a net loss of $0.7 million in the same period of 2013. As of March 31, 2013, Ocera had cash, cash equivalents and investments of $43.1 million.

Ocera Clinical Trial Update

During the first quarter, Ocera initiated patient enrollment in its “Stop HE” Phase 2b study of OCR-002 for the treatment of acute hepatic encephalopathy (HE).  This study is a placebo-controlled, double blind trial evaluating the efficacy, safety and pharmacokinetics of OCR-002, or ornithine phenylacetate, in hospitalized patients with liver cirrhosis and an acute episode of HE.

“We are excited to be enrolling patients in our trial”, said Linda Grais, M.D., chief executive officer of Ocera. “While it is still very early, we are encouraged by what we are seeing in response to our revised protocol and the increase in the number of randomized patients.”

Ocera First Quarter Financial Results

On July 15, 2013, Ocera Therapeutics, Inc., a private company (Private Ocera), consummated a reverse merger with Tranzyme, Inc. The resulting public entity became Ocera Therapeutics, Inc.  As private Ocera was the accounting acquirer, the Company’s financial statements with respect to periods prior to the closing of the merger reflect only the financial statements of Private Ocera.

Upon the restructuring of Tranzyme Pharma Inc. and disposal of related assets, the operations and cash flows of this component were eliminated from ongoing operations of the Company. As a result, Ocera has classified the results of operations of Tranzyme Pharma Inc. and related restructuring costs as net loss from discontinued operations and the assets and liabilities as assets and liabilities of discontinued operations.  In December 2013, Ocera executed an agreement to transfer ownership of certain equipment and tangible materials, and to grant a license to its intellectual property rights, related to its Macrocylic Template Chemistry (MATCH™) discovery platform in exchange for $4.0 million.   As a result of completing the transfer of these rights and related assets during the first quarter, Ocera reported net income from discontinued operations of $1.1 million.

Research and development expenses for the quarter increased to $2.5 million from $0.1 million for the same period in 2013 due primarily to higher stock-based and other compensation expense and the commencement of our Phase 2b trial for OCR-002. Selling, general and administrative expenses for the quarter increased to $2.7 million from $0.6 million for the same period 2013 due primarily to higher stock-based and other compensation expense.

Net loss for the quarter was $4.1 million including net loss from continuing operations of $5.2 million offset by $1.1 million in net income from discontinued operations compared to a net loss of $0.7 million for the same period in 2013. Basic and diluted net loss per share were $0.27 for the quarter compared to basic and diluted net loss per share of $1.15 for the same period in 2013.

Financial Guidance

Ocera continues to expect a net use of cash for 2014 to be approximately $30 million (net use of cash is the difference between the anticipated balances of cash and cash equivalents plus investments at December 31, 2014 and the actual balances at December 31, 2013).

Conference Call

Ocera will host a conference call at 5:00 p.m. Eastern Time (2:00 pm Pacific Time) today to discuss its financial results and provide an update on its business. To access the conference call via the Internet, go to www.ocerainc.com. To access the live conference call via phone, dial 1-877-317-6789. International callers may access the live call by dialing 1-412-317-6789. The reference name to enter the call is Ocera Therapeutics, Inc.

The replay of the conference call may be accessed later today after 8:00 p.m. Eastern Time (5:00 pm Pacific Time) via the Internet, at www.ocerainc.com, or via phone at 1-877-344-7529 for domestic callers, or 1-412-317-0088 for international callers. The replay will be available for approximately one month. The reference number to enter the replay of the call is 10045394.

Financial Information

Condensed consolidated financial information has been presented in accordance with GAAP.  The information set forth below is not necessarily indicative of our results of future operations.

About Ocera

Ocera Therapeutics, Inc. is a clinical stage biopharmaceutical company focused on the development and commercialization of OCR-002 (ornithine phenylacetate). OCR-002 is an ammonia scavenger under development for the treatment of hyperammonemia and associated hepatic encephalopathy (HE) in patients with liver cirrhosis, acute liver failure and acute liver injury. HE is a serious complication of liver failure and cirrhosis where elevation of ammonia concentration in the blood and brain can lead to deterioration of neurocognitive function. OCR-002 has been granted orphan drug designation by the US Food and Drug Administration (FDA) for the treatment of hyperammonemia and resultant HE. For additional information, please see www.ocerainc.com.

Forward-Looking Statements

This press release contains “forward-looking” statements, including, without limitation, all statements related to the OCR-002 clinical development program and net use of cash projections. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believe,” “expected,” “hope,” “plan,” “potential,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Ocera’s current expectations. Forward-looking statements involve risks and uncertainties and Ocera’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, including those risks and uncertainties discussed under the heading “Risk Factors” in Ocera’s Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent filings with the SEC. All information in this press release is as of the date of the release, and Ocera undertakes no duty to update this information unless required by law.

Ocera Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share amounts)

	Three-Months Ended March 31,
	2014	2013
Royalty revenue	$45	$—
Total revenue	45	—
Operating expenses:
Research and development	2,466	69
General and administrative	2,733	572
Amortization of intangibles	41	—
Total operating expenses	5,240	641
Loss from operations	(5,195)	(641)
Net interest income (expense)	13	(96)
Change in fair value of warrant liability	—	6
Net loss from continuing operations	(5,182)	(731)
Net income from discontinued operations	1,117	—
Net loss	$(4,065)	$(731)

Net loss per share from continuing operations- basic and diluted	$(0.34)	$(1.15)
Net loss per share from discontinued operations- basic and diluted	0.07	—
Net loss per share-basic and diluted	$(0.27)	$(1.15)
Shares used to compute net loss per share-basic and diluted	15,421,234	637,221

Ocera Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	March 31,	December 31,
	2014	2013

Cash, cash equivalents and short-term investments	$43,128	$47,213
Working capital (deficit)	41,900	42,605
Total assets	44,836	51,820
Accumulated deficit	(85,551)	(81,486)
Total stockholders’ equity (deficit)	$42,840	$45,132